Exhibit 10.9

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT (the "Amendment"), effective as of March 2, 2006, to the employment agreement, dated as of June 10, 2002 (the "Agreement"), between REVLON CONSUMER PRODUCTS CORPORATION ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company") and David L. Kennedy (the "Executive").

WHEREAS, RCPC wishes to continue the employment of the Executive with the Company, and the Executive wishes to accept continued employment with the Company on the terms and conditions set forth in the Agreement, as amended by this Amendment (capitalized terms used herein without definition being used with the meanings ascribed to them in the Agreement); and

WHEREAS, effective upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Executive will no longer serve as Executive Vice President of the Company and President, Revlon International, and will serve as Executive Vice President and Chief Financial Officer of the Company and RCPC.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.    Section 1.1 of the Agreement, describing the Executive's duties, is hereby amended and restated to read as follows:

"1.1    Employment, Duties.    RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company in the capacity of chief financial officer of the Company, with responsibility for all financial operations of the Company, including, without limitation, treasury, accounting, investor relations, internal audit, internal control over financial reporting, tax and information technology functions, and such other duties and responsibilities consistent with such position (including service as a director of the Company or director or officer of any subsidiary of the Company if so elected ) as may be assigned to the Executive from time to time by the Company's President and Chief Executive Officer (the "CEO"). The Executive's title shall be Executive Vice President and Chief Financial Officer of the Company, or such other title of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the CEO. The Executive shall report directly to the CEO and shall be a member of RCPC's Executive Committee as in effect from time to time."

2.    Section 1.3 of the Agreement is hereby amended and restated in order to delete the prior reference to regular travel to the Company's international operations, and shall read as follows:

"1.3    Location.    The duties to be performed by the Executive hereunder shall be performed by primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company."

3.    Section 2.1 of the Agreement, regarding the term of Executive's employment, is hereby amended and restated to read as follows:

"2.1    The Term.    The term of the Executive's employment under this Agreement (the "Term") shall commence on the date when the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the Securities Exchange Commission (the "Effective Date") and shall end on the later of December 31, 2007 or twenty-four (24) months after RCPC provides to the Executive a notice of non-renewal, unless in either case sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4. Additionally, the Executive may terminate the Term at any time upon sixty (60) days' prior written notice to the Company and such termination shall not be deemed a breach of this Agreement. During any period that the Executive's employment shall continue following the end of the Term, the Executive shall be deemed an employee at will, provided, however, that the Executive shall be eligible for severance on the terms and subject to the conditions of the Revlon Executive Severance Policy as in effect from time to time (the "Executive Severance Policy"), provided that the Severance Period for the Executive under the Executive Severance Policy shall be 24 months, subject to the terms and conditions of such policy."

4.    Section 4 of the Agreement is hereby amended to add the following subsection 4.7 with respect to deferred compensation:

"4.7    Internal Revenue Code 409A.    Internal Revenue Code section 409A ("Section 409A") imposes additional taxes and interest on compensation or benefits deferred under certain nonqualified deferred compensation plans (as defined under the Code and related regulations). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. Revlon reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of section 409A, including any required withholdings."

5.    Except as expressly modified by this Amendment, all provisions of the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the provisions of the Agreement or any other plan, policy, contract, arrangement or agreement between Executive and the Company, the terms of this Amendment shall be controlling.

IN WITNESS WHEREOF, the parties have executed this Amendment on March 2, 2006.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Jack L. Stahl Jack L. Stahl President and Chief Executive Officer
/s/ David L. Kennedy David L. Kennedy